Exhibit 99.1

Progress Energy president reaffirms 2003 earnings guidance at conference

New York, NY (June 11, 2003)—Progress Energy, Inc. [NYSE: PGN] President and Chief Operating Officer, Robert B. McGehee, reaffirmed the company’s 2003 earnings guidance of $3.60 to $3.80 per share at Deutsche Bank’s 8th Annual Electric Power Conference in New York this morning.

In response to another conference participant’s update regarding its synthetic fuel production and sales, McGehee made remarks related to Progress Energy’s synthetic fuels program. He acknowledged that the suspension of the issuance of private letter rulings by the Internal Revenue Service makes it less likely that the company will be able to monetize any of its synthetic fuels plants in 2003, but confirmed that the company believes that it will achieve its previously announced earnings guidance. McGehee also commented that the company expects to achieve the targeted synthetic fuels production levels that are included in its earnings guidance. McGehee stated that due to higher than expected earnings contributions from the company’s gas reserve investments and wholesale generating business, the company expects to achieve its targeted earnings guidance for 2003 without monetization of any synthetic fuels facilities.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $8 billion in annual revenues. The company’s holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering competitive generation, energy marketing, natural gas exploration, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company’s Web site at http://www.progress-energy.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the ability of the company to control or estimate precisely.

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Contacts:

Investor Relations, Bob Drennan, 919-546-7474

Corporate Communications, Keith Poston, 919-546-6189, or toll-free 877-641-NEWS

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